EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 8th day of August, 2007, by and between Neah Power Systems, Inc., a Nevada corporation (“Employer”), and Paul Abramowitz, an individual (“Employee”).
RECITALS

     A. WHEREAS, Employer has agreed to employ Employee and Employee has agreed to enter into employment as the Chief Executive Officer (“CEO”) of Employer, on the terms set forth in this Agreement.
     B. WHEREAS, Employer acknowledges that Employee desires definition of his compensation and benefits, and other terms of his employment.
     NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:

AGREEMENT

1.	TERM OF AGREEMENT

1.1
Initial Term. The initial term of this Agreement shall begin on August 1, 2007 (“Commencement Date”) and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5; or (b) December 31, 2008. At the conclusion of the Initial Term, and each successive term thereafter, the Agreement shall be automatically renewed for an additional two-year term, unless either party gives written notice of its intention to terminate the Agreement at least six months prior to the automatic renewal date.

2.	EMPLOYMENT

2.1	Employment of Employee. Employer agrees to employ Employee to render services on the terms set forth herein. Employee hereby accepts such employment on the terms and conditions of this Agreement.
2.2
Position and Duties. Employee shall serve as Employer’s CEO, reporting directly to Employer’s Board of Directors (“Board”), and shall have the general powers, duties and responsibilities of management usually vested in that office in a corporation and such other additional powers and duties as may be prescribed from time to time by the Board.  In the event that Employee’s duties and responsibilities shall be significantly diminished or there shall be assigned to him duties and responsibilities materially inconsistent with his position and either situation continues for thirty (30) days after notice of either such situation is given such occurrence shall constitute a termination without Good Cause under Section 5.3.

2.3
Board Membership. Employer acknowledges that Employee is currently a member of the Board, and subject to the Board’s fiduciary obligations will take all reasonable action necessary to assure that Employee remains a member of the Board throughout the term of this Agreement. The Employee shall, to the extent appointed or elected, serve as a member of any committee of the Board, or the equivalent bodies in a subsidiary or affiliate, in all cases, without additional compensation or benefits and any compensation paid to the Employee, or benefits provided to the Employee, in such capacities shall be a credit with regard to the amounts due hereunder from the Employer. Employee shall, however, be entitled to retain any compensation, including the grant of stock options or other forms of non-cash consideration, payable generally to Board members for their services as members of Neah’s Board of Directors.

2.4
Other Services. Employer acknowledges Mr. Abramowitz serves from time to time as an advisor, investor, consultant, trustee for companies unrelated to Neah. In addition, Employer acknowledges that Employee may do charity work and conduct other business as long as such activities do not materially interfere with the Employee’s duties hereunder.

2.5	Relocation or Change of Duties. Employer shall not, without Employee’s consent, require Employee to permanently relocate.

3.	COMPENSATION

3.1
Compensation. During the term of this Agreement, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.

3.2	Base Salary. Employer shall pay to Employee a base annual salary of $275,000, subject to increases under Section 3.4. In no event shall Employee’s base annual salary be reduced below $275,000.
3.3
Bonus Plan. Employee is eligible to receive an annual bonus in the reasonable discretion of the Board. The bonus will be based on a calendar year and paid no later than April 15th of the following year.

3.4
Upon the first day of each calendar year, Employee’s base salary and bonus target shall be reevaluated and adjusted by the Compensation Committee to ensure appropriate compensation in the competitive marketplace.

3.5	Equity Incentive Plan.
(a)
Employee shall be entitled to participate in any stock option, stock bonus, phantom stock right, equity pool, or other such plans or arrangements, which may exist during the term of his employment, provided that Employee’s entitlement is not inconsistent with the terms of any such arrangement or plan.

(b)	Except as otherwise set forth herein, vesting of options will cease upon the termination of Employee’s employment with Employer.
3.6	Fringe Benefits.
(a)
Employer shall provide to Employee, at Employer’s cost, all perquisites to which other senior executives of the Employer are generally entitled and such other perquisites which are suitable to the character of the Employee’s position with the Employer and adequate for the performance of his duties hereunder in accordance with Employer’s policy.

(b)
Employee shall be provided with group medical and dental insurance yes through Employer’s plan[s], as well as any fringe benefit plan(s) as Employer may offer from time to time to its personnel. Employee’s spouse and any dependent children of Employee shall be covered under the Employer’s health care and dental plan[s] at employer’s cost.

(c)	To the extent legally permissible, the Employer shall not treat such amounts as income to the Employee.
3.7
Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

4.	REIMBURSEMENT OF EXPENSES

4.1
Travel and Other Expenses. Employer shall pay to or reimburse Employee for reasonable and necessary business, travel, promotional and similar expenditures incurred by Employee, inclusive of travel costs to and from Los Angele.

4.2
Liability Insurance. Employer shall provide Employee with officers and directors’ insurance, consistent with usual business practices and acceptable to Employee. Employer shall also provide Employee with coverage for other forms of liability and property damage insurance (including, but not limited to, and by way of example only, automobile and travel accident), to cover Employee against all insurable events related to his employment with Employer.

4.3
Indemnification. Promptly upon written request from Employee, Employer shall indemnify, defend and hold harmless Employee pursuant to the indemnification agreement previously approved by the Board and attached as Exhibit __.

5.	TERMINATION

5.1
Termination With Good Cause; Resignation Without Good Reason. Employer may terminate Employee’s employment at any time, with or without notice or Good Cause (as defined below). If Employer terminates Employee’s employment with Good Cause, or if Employee resigns without Good Reason (as defined below), Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Employer shall have no further obligations to Employee under this Agreement or any other agreement, and all unvested options will terminate. To the extent legally permissible under the Plan, all vested options shall be exercisable until the end of their original term.

5.2
Termination Without Good Cause; Resignation with Good Reason. Employee shall have the right to terminate his employment with notice and Good Reason. If Employer terminates Employee’s employment without Good Cause, or Employee resigns for Good Reason:

(a)
Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination;

(b)	Employer shall pay Employee in a lump sum an amount equal to one year of additional (i) salary (at the rate in effect at the time of termination)
(c)	All of Employee’s unvested stock options will vest immediately; and
(d)
In addition to any rights under COBRA, all fringe benefits under Section 3.6 shall continue for a period of two (2) years from the date of termination, provided that medical insurance coverage will terminate sooner if Employee becomes eligible for coverage under another employer’s plan.

To be eligible for the compensation provided for in Section 5.2(b), (c) and (d) above, Employee must execute a full and complete release of any and all claims against Employer in the standard form then used by Employer (“Release”). Employer shall have no further obligations to Employee under this Agreement or any other agreement.
5.3	Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Employee shall willfully:
(a)	Commit an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties;
(b)	Violate a material provision of the Employer’s written Codes of Ethics as adopted by the Board, or any applicable state or federal law or regulation;
(c)
Fail or refuse to comply with a relevant and material obligation assumable and chargeable to an executive of his corporate rank and responsibilities under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder; or

(d)	Be convicted of, or enter a plea of guilty or no contest to, a felony under state or federal law, other than a traffic violation or offense not involving dishonesty or moral turpitude.
5.4	Good Reason. For purposes of this Agreement, a resignation shall be with “Good Reason” following:
(a)
The assignment to Employee of duties materially inconsistent with Employee’s status as CEO, the removal of Employee as CEO, or a substantial reduction in the nature or status of Employee’s responsibilities;

(b)	Employer requiring Employee to be primarily based anywhere other than Employer’s principal executive offices (other than required periodic travel for Employer’s business);
(c)	Employer’s failure to cause any acquiring or successor entity following a Change in Control to assume Employer’s obligations under this Agreement, unless such assumption occurs by operation of law; or
(d)
Material breach of this Agreement by Employer, or failure to timely pay to Employee any amount due under Section 3 which continues after written notice and reasonable opportunity to cure (not to exceed 10 business days after the date of receipt by Employer of such notice).

5.5
Effects of Change in Control. Immediately upon a Change in Control (as defined below) all of Employee’s unvested options shall vest immediately, and remain exercisable for a period of three (3) years thereafter.

5.6	Change in Control. For purposes of this Agreement, a “Change in Control” shall be defined as:
(a)
The acquisition of Employer by another entity by means of a transaction or series of related transactions (including, without limitation, any reorganization, merger, stock purchase or consolidation); or

(b)	The sale, transfer or other disposition of all or substantially all of the Employer’s assets.
5.7	No Change in Control. Notwithstanding the provisions of Section 5.6, the following shall not constitute a Change in Control:
(a)
If the sole purpose of the transaction is to change the state of the Employer’s incorporation or to create or eliminate a holding company that will be owned in substantially the same proportions by the same beneficial owners as before the transaction;

(b)
If Employer’s stockholders of record as constituted immediately prior to the transaction will, immediately after the transaction (by virtue of securities issued as a consideration for Employer’s capital stock or assets or otherwise), hold more than 50% of the combined voting power of the surviving or acquiring entity’s outstanding securities;

(c)
An underwritten public offering of Employer’s common stock, if Employer’s stockholders of record as constituted immediately prior to the offering will, immediately after the offering, continue to hold more than 50% of the combined voting power of Employer’s outstanding securities;

(d)
The private placement of preferred or common stock, or the issuance of debt instruments convertible into preferred or common stock, for fair market value as determined by the Board, provided the acquiring person does not as a result of the transaction own more than 50% of the outstanding capital stock of Employer, have the right to vote more than 50% of the outstanding voting stock of Employer, or have the right to elect a majority of the Board; or

(e)
If Employee is a member of a group that acquires control of Employer in an event that would otherwise be a Change in Control, such event shall not be deemed a Change in Control and Employee shall have no right to benefits hereunder as a result of such event; provided, however, that Employee shall not be deemed a member of any acquiring group solely by virtue of his continued employment or ownership of stock or stock options following a Change in Control.

5.8	Gross-Up Payment.
(a)
Notwithstanding the above, if any of the compensation payable upon termination of Employee’s employment as provided for above (the “Payments”) triggers the application of Internal Revenue Code Section 280G, or makes Employee liable for payment of the excise tax (the “Excise Tax”) provided for under Section 4999 of the Code, or any other statute or regulation under which Employee may be penalized as a result of the nature or amount of such compensation, then Employer or the acquiring or successor entity of Employer shall pay to Employee an additional amount (the “Gross-Up”) such that the net after-tax amount retained by the Employee, after deduction of (X) any Excise Tax on the Payments, and (Y) any federal, state, local or foreign income, employment or other tax and Excise Tax upon any payment provided for by this Section 2(h), shall be equal to the Payments, reduced by the amount of any United States federal, state and local income or employment tax liability of the Employee calculated as if the Payments were not subject to the Excise Tax. The determination of whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax will be made by Employer’s regular independent public accounting firm.

(b)
In the event that the Excise Tax is subsequently determined to be less than the amount taken into account under this Section 2(h), Employee shall repay to Employer at the time that the amount of such reduction of Excise Tax is finally determined, an amount equal to the sum of the following: (i) the amount of the reduction of the Excise Tax, (ii) the amount of the reduction in all other taxes generated by the reduction in the Excise Tax, and (iii) interest on the amount of the sum of (i) and (ii) at the rate provided in Section 1274(b)(2)(B) of the Code.

(c)
In the event that the Excise Tax is determined to exceed the amount previously taken into account under the Section 2(h) (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up),

Employer shall make an additional Gross-Up payment in respect to such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined in accordance with the principles set forth above.
5.9
Death or Disability. To the extent consistent with federal and state law, Employee’s employment shall terminate on his death or Disability. “Disability” means any health condition, physical or mental, or other cause beyond Employee’s control that prevents him from performing his duties, even after reasonable accommodation is made by Employer, for a period of 180 consecutive days within an annual period of the Term. In the event of termination due to death or Disability, Employer shall pay Employee (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination and continue to provide insurance and other fringe benefits to Employee and Employee’s spouse and dependent children for a period of one year from Employee’s termination date. In the event of a termination due to death or disability, in addition to all options already vested, 100% of the options set to vest in the year that death or disability occurs shall vest and Employee (or his legal representative) shall have until the end of the option term to exercise all options. Employer shall have no further obligations to Employee (or his legal representative) under this Agreement, except for those created under any stock option agreements executed prior to the effective date of termination, and any other vested rights under the employee benefit plans and programs and the right to receive reimbursement for business expenses (as defined in Section 4).

5.10
Return of Employer Property. Within fifteen (15) days after the Termination Date, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by Employer to use computer programs or software shall be revoked on the Termination Date.

6.	DUTY OF LOYALTY

During the term of this Agreement, Employee shall not, without the prior written consent of Employer, engage in any activity directly competitive with the business or welfare of Employer, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than 1 % of the capital interests of any other corporation or entity. Otherwise, Employee may make personal investments in any other business. The parties agree that the activities provided for in Section 2.4 are not directly competitive with the business or welfare of Employer.

7.	NO DISPARAGEMENT

During Employee’s employment with Employer, and at all times thereafter, the parties agree that they will not disparage each other in any fashion.

8.	CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTIES.

Employee shall sign the Employer’s standard Employee Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”).

9.	CURE PERIOD.

In the event that Employee or Employer breaches this Agreement, the breaching party shall have thirty (30) calendar days within which to cure such breach, after receiving written notice from the other party specifying in reasonable detail the basis for the claimed breach (“Cure Period”). No breach of the Agreement shall be actionable if the breaching party is able to cure the breach within the Cure Period.

10.	OTHER PROVISIONS

10.1
Compliance With Other Agreements. Employee represents to Employer that, to his knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound. Should claims, demands, causes of action, costs or expenses (including attorneys’ fees) arise from any alleged breach of contract as a result of accepting employment with Employer, Employer will indemnify Employee for reasonable legal fees, provided that Employee did not knowingly or willfully breach such agreement. Employer acknowledges that Employee is subject to a Confidentiality and Non-Disparagement agreement with Clearant.

10.2
Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to him with respect to tax issues.

10.3
Nondelegable Duties. This is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.

10.4	Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of Washington.
10.5
Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved either in federal or state court in Seattle, Washington.

10.6
Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

10.7	Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.
10.8
Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or four (4) business days after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

(a)	If to Employer, to the principal office of Employer in the State of Washington, marked “Attention: Compensation Committee,” with a copy to the Employer’s Chairman of its Board of Directors; or
(b)	If to Employee, to the most recent address for Employee appearing in Employer’s records, with a copy to the person of choice to receive such notices designated by Employee in writing to Employer.
10.9
Arbitration. Any disputes, controversies or claims arising out of or relating to this Agreement, not otherwise addressed in Section 10.5 above, shall be resolved by binding arbitration before a retired judge at JAMS in Santa Monica, California, in accordance with its Employment Arbitration Rules and Procedures. The prevailing party shall be awarded its reasonable attorney’s fees, costs and expenses.

10.10	Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.11
Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

10.12
Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE:

Paul Abramowitz

EMPLOYER: Neah Power Systems, Inc.
By		By
	Daniel Rosen		Michael F. Solomon
	Chairman of its Compensation Committee		Compensation Committee